Gentor Resources

PRESS RELEASE

GENTOR RESOURCES, INC. CLOSES

US $2,747,000 PRIVATE PLACEMENT FINANCING

Toronto, Ontario – December 22, 2010 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB – “GNTO.OB”) is pleased to announce that it has concluded the sale of 3,662,670 Units (as hereafter described) to a limited number of U.S. and non-U.S persons for total gross proceeds of US$2,747,000.  Each Unit, which was sold at a purchase price of US$0.75 per Unit, consisted of one (1) share of common stock of the Company (the “Common Stock”) and one (1) warrant (a “Warrant”) to purchase one (1) share of Common Stock. Each Warrant is exercisable for a period of 12 months from the date of issuance at an exercise price of US$0.90 per share of Common Stock.

The Company anticipates using the proceeds from the sale of the Units to advance its diamond drilling program at its copper and gold properties in the Sultanate of Oman and for general corporate purposes.

The Company is also currently in negotiations with a limited number of U.S. and non-U.S. persons for the sale of additional Units.

About Gentor Resources, Inc.

Gentor Resources, Inc. is a US-based mineral exploration and development company whose projects include copper and gold properties in the Sultanate of Oman and a molybdenum-tungsten-silver property in East Central Idaho. The Company’s strategy is to create shareholder value by developing highly prospective mineral properties around the globe, with current focus in the Sultanate of Oman and the United States.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address potential future production, reserve potential, exploration drilling and events or developments that the Company expects to occur, are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “understands,” “intends,” “estimates,” “projects,”  “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could,” or “should” occur. Information inferred from the interpretation of exploration and/or drilling results and any information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

For further information, please visit our website at www.gentorresources.com, or contact: Dr Peter Ruxton, President & CEO, Kent, United Kingdom Tel: + 44 (0) 7786 111103; or Arnold T. Kondrat, Executive Vice-President, Toronto, Ontario, Tel: (416) 366-2221 or 1 (800) 714-7938.